SERVICES AGREEMENT

      THIS AGREEMENT, is made as of the 1st day of January 1998, (hereinafter referred to as the "Effective Date"), by and between Hydron Technologies, Inc., a corporation organized and existing under the laws of the State of New York, with its principal office business located at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431 (hereinafter referred to as "Hydron") and Lauren Anderson, doing business as Lauren Anderson Associates Incorporated with the principal office at 2455 East Sunrise Blvd., Suite 811, Fort Lauderdale, Florida, (hereinafter referred to as "Anderson").

                             W I T N E S S E T H:

      WHEREAS, Hydron desires to retain the services of Anderson and Anderson desires to render services, as hereinafter provided, as a spokesperson for Hydron and Hydron Products (as hereinafter defined);

      WHEREAS, Hydron desires the right to utilize the Property (as hereinafter defined) in connection with the marketing of its products, including the manufacturing, licensing, advertising, promotion, sale and distribution thereof.

      NOW, THEREFORE, the parties agree as follows:

      1.    Definitions.

            (a) The term "Base Amount" shall mean, with respect to each month during the Term, the amount set forth on Schedule A hereto, with respect to such month.

            (b) The term "Effective Date shall mean January 1, 1998.
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            (c) The term "Event" shall mean each trip that Anderson shall make to the headquarters of QVC, Inc. ("QVC") in West Chester, Pennsylvania, or such other location as QVC shall direct, to perform the service to be rendered hereunder, regardless of how many appearances (approximately four (4) except for TSV's) by Anderson are required on QVC television programs during such trip.

            (d) The term "Hydron Products" shall mean any and all products manufactured, sold, distributed, advertised or promoted by, for or on behalf of Hydron.

            (e) The term "Performance Bonus" shall mean the bonus to be paid to Anderson as hereinafter provided in paragraph 4(b).

            (f) The term "Property" shall mean the name "Lauren Anderson", Anderson's signature, autograph, initials, caricature, photograph, likeness, voice, biographical data, all other visual or vocal representations or indicia of Anderson, and any derivatives or variations thereof as it appears on QVC for Hydron.

            (g) The term "Term" shall mean the period commencing on the Effective Date and terminating on the six month anniversary thereof, unless otherwise extended in accordance with Section 5 hereof.

            (h) The term "Territory" shall mean North America, South America and Central America.

            (i) The term "QVC Sales" shall mean all sales of Hydron Products made through QVC, net of any returns thereof.


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      2.    Services of Anderson.

            (a) Subject to the provisions of this Agreement, Anderson shall, during the Term, render the following services, diligently and to the best of her ability:

                  (i) appear personally to promote Hydron's name and the sale of Hydron Products on QVC's television programming, as Hydron shall arrange and request;

                  (ii) make personal endorsements of Hydron Products in interviews, commercials and advertisements in all media, including without limitation, radio, television, cinema, newspapers, magazines and publications of every kind and nature, as Hydron shall arrange and request relating to Hydron products for sale on the QVC network;

                  (iii) perform and appear, in television and radio commercials
                        (including "openings", "closings", "lead-ins" and "lead-outs") involving Hydron or Hydron Products as Hydron shall arrange and request on the QVC Network;

                  (iv) render such other services incidental to the foregoing as may be reasonably requested by Hydron.

            (b) Anderson shall render her services set forth in paragraph "(a)" above, on such dates, at such times and in such manner as shall be required by Hydron.

            (c) Subject to the provisions of this Agreement, Anderson shall promptly comply with whatever reasonable instructions Hydron may give Anderson in connection with the rendition of her services hereunder.


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            (d) Anderson hereby grants the Company a license to use the Property throughout the Territory on or in connection with the marketing of Hydron Products. Upon the termination of this Agreement, the Company shall have one year to sell or distribute any Hydron Products or marketing materials produced prior to such termination using or incorporating the Property.

      3.    Restrictive Covenants.

            (a) Anderson shall render all services required under the provisions of this Agreement to the best of her ability, in a conscientious manner, and subject to Hydron's reasonable approval, direction and control at all times. Anderson shall not do anything in any way inconsistent with her obligations or duties hereunder or adverse to Hydron's rights or interests.

            (b) Anderson shall not, during the Term, or at any time thereafter, reveal to any third party, without Hydron's specific prior written consent, any trade secrets or confidential information or other matters learned from Hydron or its licensees, affiliates or agents, the revealing of which could be reasonably expected to adversely affect Hydron's or any such entity's business, or to cause injury or embarrassment to Hydron, its employees, directors, shareholders, agents, affiliates or licensees, unless required by law to do so.

            (c) Anderson shall not, promote at any time during the Term, in any part of the Territory, any products similar to or competitive with Hydron Products.

            (d) Anderson shall not, at any time during the Term, make any personal appearances, or appear in any advertisement, promotion or commercial, promoting, advertising or endorsing any skin care products similar to or competitive with Hydron Products, except as requested by Hydron.


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      4.    Compensation.

            (a) In full consideration for the services to be rendered by Anderson and in complete discharge of Hydron's obligations to Anderson, Hydron shall pay Anderson and Anderson shall accept from Hydron an appearance fee of Fifteen Thousand ($15,000) United States Dollars (the "Appearance Fee") for each Event. Such Appearance Fee shall be payable within the week following in which such Event is completed.

            (b) In addition to the Appearance Fee, Anderson shall be entitled to receive a Performance Bonus based upon the following schedule:

                  (i) 1% of the first $500,000 of QVC Sales during any month of the Term that Anderson appears in excess of the Base Amount for such month;

                  (ii) 2% of the next $500,000 of QVC Sales during any month of the Term that Anderson appears in excess of the Base Amount for such month;

                  (iii) 3% of the next $1,000,000 of QVC Sales during any month of the Term that Anderson appears in excess of the Base Amount for such month; and

                  (iv) 4% of all QVC Sales during any month of the term that Anderson appears in excess of the Base Amount for such month above $2,000,000.

            (c) In the event that QVC Sales for any month during the Term does not exceed the Base Amount for such month, the difference between QVC Sales and the Base Amount (a "QVC Sales Deficit") for such month shall be added to the Base Amount for the succeeding month, provided, however, that any QVC Sales Deficit realized during the first three months of the Term shall not be subject to this provision.

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            (d) All amounts due and owing to Anderson pursuant to Section 4(b)
hereof shall be payable on the last business day of the month following the month in which such Performance Bonus was earned.

            (e) Hydron shall reimburse Anderson for all reasonable out-of-pocket travel and lodging expenses paid or incurred by Anderson in connection with Anderson's travel to and from Fort Lauderdale, Florida (Coach Class), related to her obligations. All other expenses incurred by Anderson in connection with this agreement shall be the sole responsibility of Anderson.

      5.    Term Extension

            Upon written notice to Anderson, delivered prior to May 15, 1998, the Term hereunder shall be extended for one additional period of six months. The terms of said extension shall be negotiated upon receipt of such notice.

      6.    Termination.

            (a) Hydron, in addition to any other rights or remedies it may have, shall have the right to terminate this Agreement, effective immediately upon written notice to Anderson, in the event that:

                  (i) Anderson dies or for any reason does not or is unable to perform the obligations or the services or make the appearances specified in paragraph 2 hereof or otherwise required by this Agreement;

                  (ii) Anderson is found to have committed a fraud or embezzled, misappropriated or converted any property or is convicted of any felony or any crime involving moral turpitude;


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                  (iii) Anderson commits any act or is found to have committed any act which brings her into public disrepute, contempt, scandal or ridicule or which tends to shock, insult or offend the community or any group or class thereof or which reflects unfavorably upon the reputation of Hydron or its licensees or impairs the ability to market and sell Hydron Products.

            (b) In addition to the foregoing rights to terminate "for cause," Hydron shall have the right to terminate this Agreement, upon written notice to Anderson and the payment of $15,000 in addition to any accrued and unpaid amounts due to Anderson hereunder.

            (c) Anderson, in addition to any rights or remedies it may have, shall have the right to terminate this Agreement upon written notice to Hydron in the event that:

                  (i) Hydron breaches any material provision of this Agreement and such breach continues for a period of more than thirty days after written notice thereof is given by Anderson to Hydron, or in the event that such breach is capable of being cured, but cannot reasonably with due diligence and in good faith be cured within such thirty day period, Hydron fails to remedy such breach as promptly as possible thereafter; provided that Hydron promptly commences and proceeds with due diligence to cure such breach;

                  (ii) Hydron files or consents to the filing of a petition for relief, for reorganization, for the appointment of a receiver or for an arrangement under any bankruptcy, insolvency or similar law, or involuntary petition under such law is filed against Hydron and not dismissed within ninety
(90) days, or Hydron makes a general assignment for the benefit of creditors, or Hydron files an answer admitting the material allegations of a petition filed against it in any such bankruptcy or insolvency proceeding; or


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                  (iii) Hydron is convicted of a felony violation of any
federal, state or local statute, rule or regulation in connection with the manufacture, sale, advertisement or promotion of the Hydron Products in connection with which Anderson renders services hereunder, or any of them.

      7.    Assignment.

            Hydron may assign this contract in full or in part in its discretion including, without limitation, the services of Anderson in any capacities as set forth herein to another entity or person who agrees to assume and perform all of Hydron's obligations hereunder. In the event of any such assignment, all of the terms and conditions hereto shall remain in full force and effect and any such assignment shall not prevent a further like assignment under the terms of this paragraph.

      8.    Governing Law.

            All questions with respect to the construction of this Agreement and rights and liabilities of the parties with respect thereto shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely therein without regard to conflict of laws.

      9. Notices. All notices, request, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or, upon receipt, when faxed or sent by certified or registered airmail, return receipt requested postage prepared and addressed:
            If to Hydron, to: Hydron Technologies, Inc.
                              1001 Yamato Road, Suite 403
                              Boca Raton, Florida  33431
                              Fax: 561-994-2446
                              Attention: President


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            If to Anderson, to: Lauren Anderson
                                2455 East Sunrise Blvd.
                                Suite 811
                                Fort Lauderdale, Florida  33304
                                Fax: 954-565-9290
                                Attention: President

      10.   Entire Agreement.

            This Agreement contains the entire understanding between the parities hereto, and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, either oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein.

      11. Waiver. No failure by either party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition of this Agreement, any such waiver being made only by a written instrument executed and delivered by the waiving party.

      12. Severability. If any of the covenants contained in this Agreement, including, without limitation, those contained in Section 3 hereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenant or covenants or the enforceability in any other jurisdiction, which shall be given full force and effect, without regard to the invalid portions or the enforceability in such other jurisdiction. If any of the covenants contained in Section 3 hereof are held to be unenforceable because of the scope thereof, the parties agree that the court making such determination shall have the power to reduce


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the duration or area of such provision and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination shall not affect the enforceability of Section 3 hereof in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                              HYDRON TECHNOLOGIES, INC.


                              By:________________________________
                                    Name: Richard Banakus
                                    Title  : President


                              LAUREN ANDERSON ASSOCIATES
                              INCORPORATED


                              By:________________________________
                                    Name: Lauren Anderson
                                    Title  : President



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                                   Schedule A

Base Amount
(Average Monthly QVC Sales 1994-1997):

January     $1,170,239
February    $1,421,714
March       $1,385,178
April       $2,023,653
May         $1,170,956
June        $1,450,732
July        $2,142,914
August      [TO BE PROVIDED]
September   [TO BE PROVIDED]
October     [TO BE PROVIDED]
November    [TO BE PROVIDED]
December    [TO BE PROVIDED]

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